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                             WEIL, GOTSHAL & MANGES
                A Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007


Writer's Direct Line

                                        November 17, 1995



     Oppenheimer Capital, L.P.
     Oppenheimer Tower
     World Financial Center
     200 Liberty Street
     New York, New York  10281


     Gentlemen:

               We have acted as counsel to Oppenheimer Capital, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to 1,237,500 units of limited partnership interest (each a "Unit" and collectively, the "Units") in the Partnership. The Units are being registered with the Securities and Exchange Commission pursuant to the Registration Statement in connection with a Restricted Unit Plan (the "Unit Plan") and a Restricted Option Plan (the "Option Plan") of Oppenheimer Capital, a Delaware general partnership in which the Partnership is a general partner.

               In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such partnership records, agreements, documents and other instruments of the Partnership, and such certificates or comparable documents of public officials and of representatives of the Partnership, and have made such inquiries of such representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

               In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the completeness and conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon statements and certificates or comparable documents of representatives of the Partnership.




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     Oppenheimer Capital, L.P.
     November 17, 1995
     Page 2

               Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when a Unit has been (i) paid for, issued and delivered as provided in the Option Plan or (ii) issued and delivered as provided in the Unit Plan, such Unit will be validly issued, fully paid and nonassessable.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement.

               The opinion expressed herein is limited to the corporate and limited partnership laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

               The opinion expressed herein is rendered solely for your benefit in connection with the transaction described herein. Except as noted above, this opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.


                                             Very truly yours,

                                             WEIL, GOTSHAL & MANGES








































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